NOTIFICATION OF THE REMOVAL FROM LISTING
AND REGISTRATION OF THE STATED SECURITIES

The null hereby notifies the SEC of its
intention to remove the entire class of
the stated securities from listing and
registration on the Exchange at the opening of business on April 2, 2012, pursuant to the provisions of Rule 12d2-2 (a).

[  X  ] 17 CFR 240.12d2-2(a)(3)  That on
March 20, 2012 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment.

The merger between Baldwin Technology
Company Inc. and Forsyth Baldwin, Inc.
an indirect wholly-owned subsidiary of
Forsyth Capital Investors, LLC became
effective on March 20, 2012. Each share of Common Share of Baldwin Technology
Company Inc. was converted into $0.96
in cash per share.

The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on March 21, 2012.